EXHIBIT 24

POWER OF ATTORNEY

THAT I, Nancy K. Quinn, hereby constitute and appoint Dwala Kuhn,
Louis P. Gregory, Phillip L. Allbritten and Suzanne Johnson as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign for me and in my name, place, and stead, in any and all capacities, any and all forms required to be filed by me pursuant to Section 16(a) of the Securities
Exchange Act of 1934 and the result promulgated thereunder and any and all amendments to such forms and to file the same with the United States Securities and Exchange Commission. I further hereby ratify and confirm any and all actions, matters, and things that such attorneys-in-fact and agents shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers granted herein. This authority is granted for as long as the undersigned is subject to the reporting requirements of Section 16.

EXECUTED this 29th day of June, 2004.

/s/Nancy K. Quinn
Nancy K. Quinn